Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

March 8, 2013

News Media
Ruben Rodriguez (202) 624-6620

Financial Community
Douglas Bonawitz (202) 624-6129

Linda Gooden Elected to Boards of Directors

of WGL Holdings, Inc. and Washington Gas

WASHINGTON, DC – WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas and other energy-related subsidiaries, yesterday announced the election of Linda Gooden to the boards of directors of WGL Holdings and Washington Gas, effective April 1, 2013. The election of Gooden increases the number of directors for WGL Holdings and Washington Gas from eight to nine.

“We are delighted to have Ms. Gooden join our Board of Directors. Her experience, skills, and knowledge are the perfect combination to make her an effective board member for our company,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings and Washington Gas. “We are honored that she has chosen to join our board and look forward to her contributions to our success.”

Ms. Gooden is Executive Vice President of Lockheed Martin Corp.’s Information Systems & Global Solutions, a $9 billion business with 30,000 employees that provide integrated information technology solutions, systems and services globally for civil, defense, intelligence and other government customers. Following a distinguished 32-year career at Lockheed Martin where she held numerous leadership roles, Ms. Gooden recently announced she would retire from this role on April 1st and from the company on May 1st.

Under her leadership, Lockheed Martin has remained the top provider of IT services to the U.S. Government for the last 18 years and expanded its government IT business into international markets. She also played a leading role in launching Lockheed Martin’s new commercial cyber security business.

Ms. Gooden has been honored with numerous awards, including being inducted into the prestigious Career Communications Hall of Fame, named one of Fortune’s 50 Most Powerful Women in Business for three consecutive years, and Black Enterprise magazine’s 2009 100 Most Powerful Executives in Corporate America. In 2010, Ms. Gooden was appointed by U.S. President Barack Obama to the National Security Telecommunications Advisory Committee.

Ms. Gooden actively supports professional, academic and civic organizations, serving on numerous executive boards, including: Eisenhower Fellowships Board of Trustees; Armed Forces Communications and Electronics Association (AFCEA) International; TechAmerica; University Systems of Maryland Board of Regents; and Automatic Data Processing (ADP), Inc.

Ms. Gooden received her degree in Computer Technology from Youngstown State University. She also holds a Bachelor of Science degree in Business Administration and Masters of Business Administration from the University of Maryland, University College. In 2005, she was awarded an honorary Doctor of Public Service degree from the University of Maryland, University College, in recognition of her service to the community and to higher education. She successfully completed the Executive Program Manager course at the Defense Systems Management College in 1998.

Headquartered in Washington, D.C., WGL Holdings, Inc. has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients.

Additional information about WGL Holdings, Inc. is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.